Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-33974) pertaining to the Apropos Technology, Inc. 2000 Omnibus Incentive Plan and the Apropos Technology, Inc. Employee Stock Purchase Plan of 2000, of our report dated January 25, 2005, with respect to the consolidated financial statements and schedule of Apropos Technology, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Grant Thornton LLP
Chicago, Illinois
March 30, 2005